As filed with the Securities and Exchange Commission on August 21, 2009.

Registration No. 333-24431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARAUSTAR INDUSTRIES, INC.

(Exact name of issuer as specified in its charter)

Delaware	58-1388387
(State of Incorporation)	(I.R.S. Employer Identification Number)

5000 Austell Powder Springs Road

Suite 300

Austell, GA 30106-3227

(770) 948-3101

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald J. Domanico

Senior Vice President and Chief Financial Officer

Caraustar Industries, Inc.

5000 Austell Powder Springs Road

Suite 300

Austell, GA 30106-3227

(770) 948-3101

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ward S. Bondurant, Esq.

Morris, Manning & Martin, L.L.P.

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

(404) 233-7000

DEREGISTRATION OF UNSOLD SECURITIES

Caraustar Industries, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-3 Registration Statement (this “Post-Effective Amendment”) to withdraw and remove from registration the unissued and unsold securities previously registered by the Company pursuant to its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 2, 1997 (Registration No. 333-24431) (the “Registration Statement”).

On May 31, 2009, the Company and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code. On August 4, 2009, the Bankruptcy Court confirmed the Debtors’ First Amended Joint Plan of Reorganization dated June 30, 2009, as supplemented by the Plan Supplement dated and filed July 17, 2009, and the Annex to the Plan Supplement dated and filed July 29, 2009 (collectively, the “Plan”). On August 20, 2009 (the “Effective Date”), all conditions to consummation of the Plan were satisfied or waived, the Plan became effective and the Debtors emerged from chapter 11. Pursuant to the Plan, on the Effective Date, all outstanding shares of the Company’s common stock (including all outstanding equity grants, options and restricted stock) were cancelled and the holders of outstanding shares became entitled to receive their pro rata share of $2.9 million, or approximately $0.10 per share. In addition, all of the Company’s existing 7 3/8% and 7 1/4% senior notes were, as of the Effective Date, exchanged for an aggregate of $85 million in new senior secured notes and 100% of the Company’s new Class A Common Stock.

The Company hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, State of Georgia, on this 21st day of August, 2009.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial
Officer